Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-161185 of Enterprise Products Partners L.P. on Form S-4 of (i) our reports dated March 2, 2009, relating to the consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries and the effectiveness of TEPPCO Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. for the year ended December 31, 2008 and (ii) our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1, 2, 3, 13 and 14), relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries at December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in the Current Report on Form 8-K of TEPPCO Partners, L.P. dated July 8, 2009. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 3, 2009